InnerWorkings Elects Daniel Friedberg to its Board of Directors

CHICAGO, April 22, 2014 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading global marketing supply chain company, today announced that Daniel M. Friedberg, President and Chief Executive Officer of Sagard Capital Partners Management Corporation and Vice President and Officer of Power Corporation of Canada, was named to the Company's Board of Directors, effective as of April 21, 2014.

"Dan has had significant success throughout his career, and we are really pleased to have him join our board," said Eric Belcher, Chief Executive Officer at InnerWorkings. "His background is a perfect complement to an already terrific group of directors. Dan and Sagard have substantial strategic, operating and financial expertise and a history of working in support of the long-term goals of the companies in which they invest.”

"It’s an exciting time to join InnerWorkings as a member of the Board. As a long-term shareholder, Sagard believes in the Company’s established business model, strong market position, prospects for growth in the core enterprise marketplace and in the integral role they can play in supporting companies as they increasingly outsource their marketing operations,” stated Friedberg. “I look forward to joining this outstanding board and hope to leverage my experience, and Sagard’s, to help further the Company’s efforts to drive long term earnings growth and shareholder value.”

Since its founding in 2005, Mr. Friedberg has been President and Chief Executive Officer of Sagard Capital Partners Management Corporation and a related entity which is the general partner of Sagard Capital Partners, L.P., an investor in small and mid-sized public companies, including InnerWorkings. Since 2005, he has also been a Vice President and Officer of Power Corporation of Canada, a diversified international management and holding company. Prior to that, he was a Partner at Bain & Company, joining the company in its London office in 1987 and then becoming a founder of its Toronto office in 1989 and its New York office in 2000. Mr. Friedberg served as a director of X-Rite, Incorporated from 2008 to 2012 and has served on the Board of Directors of GP Strategies since December 2009.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global marketing supply chain company servicing corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, Ill., employs approximately 1,500 individuals, and maintains 67 global offices in 30 countries. Among the many industries InnerWorkings services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities. For more information visit: www.inwk.com.

Media Contact:

InnerWorkings, Inc.

Leigh Segall

(312) 642-3700

lsegall@inwk.com